Exhibit 23.2

Global Ship Lease, Inc.
c/o Global Ship Lease Services Limited
25 Wilton Road
London SW1V 1LW

September 16, 2022

Ladies and Gentlemen:
Reference is made to the registration statement on Form F-3, including any amendments or supplements thereto, and the prospectus contained therein (the "Registration Statement") of Global Ship Lease, Inc. (the "Company"). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information and industry and market data supplied by us as set forth in the Registration Statement, including by reference to the Company’s annual report on Form 20-F for the year ended December 31, 2021. We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us.  With respect to such information and statistical data, we advise you that:
(1) we have accurately described the information and data of the container shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and
(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the container shipping industry.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled "Experts."
Yours faithfully, Maritime Strategies International Ltd.

Name: Adam Kent
Title: Managing Director